EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrator and Participants of the
Flotek Industries, Inc. 2012 Employee Stock Purchase Plan:

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-129268, 333-157276, 333-172596, 333-174983, 333-183617 and 333-198757) on Form S-8 of Flotek Industries, Inc. and subsidiaries (the “Company”) of our report dated March 31, 2015, relating to our audits of the financial statements of the Flotek Industries, Inc. 2012 Employee Stock Purchase Plan which appears in this Annual Report on Form 11-K for the years ended December 31, 2014 and 2013 and for the period from May 18, 2012 (inception) through December 31, 2012.

/s/ Hein & Associates LLP

Houston, Texas
March 31, 2015